Exhibit 5.1

December 1, 2021 Vivakor, Inc. 433 Lawndale Drive South Salt Lake City, UT 84115

Re: Registration Statement on Form S-1 for Vivakor, Inc., a Nevada corporation

Ladies and Gentlemen:

We have acted as counsel to Vivakor, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-260075) (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders of up to 1,370,290 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The offering of the Common Shares will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. We are opining herein as to the Nevada Revised Statutes and we express no opinion with respect to any other laws.

As a result of and subject to the foregoing, we are of the following opinion:

Subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Common Shares have been validly issued, are fully paid and are non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters, related exclusively to questions of fact, on information obtained from officers of the Company.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Shares or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP